SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “ Second Amendment”) is dated and effective as of January 30, 2015, and constitutes an amendment to that certain Purchase and Sale Agreement effective as of November 21, 2014 (the “Original Agreement”), and that certain First Amendment to Purchase and Sale Agreement dated as of January 9, 2015 (“First Amendment”), by and between MVP FORT WORTH TAYLOR, LLC, a Nevada limited liability company (“Buyer”), and LAZ/LA VI THE, L.P., a Delaware limited partnership (“Seller”).

RECITALS

The First Amendment provided for a Due Diligence Period (as defined in the Original Agreement) which the parties agree expires on January 30, 2015.

The Original Agreement also provided certain contingencies as provided in Section 2.3(d).

The First Amendment provided for additional contingencies as provided in Section 5 thereof.

Buyer and Seller wish to extend the expiration date of the Due Diligence Period and amend the Original Agreement, and the First Amendment (both Agreements are herein referred to jointly as the “Parties Agreements”), on the following terms and conditions.

NOW, THEREFORE, in consideration of the covenants set forth in this Second Amendment and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, Buyer and Seller hereby agree to amend the Parties Agreements as follows:

AGREEMENT

1.           Recitals; Defined Terms.  The Recitals are true and correct and are incorporated herein. All capitalized terms not defined in this Amendment shall have the same meaning set forth for such terms in the Parties Agreements.

2.           Inspection Period.  The Due Diligence Period defined in Section 1.1(g) of the Original Agreement is hereby extended to February 27, 2015 at 5:00 p.m. (Pacific) (the “Extended Due Diligence Deadline”).

3.           Title.           Buyer has unresolved title objections. Such objection shall be resolved to Buyer’s satisfaction no later than the Extended Due Diligence Deadline.

4.           Credit to Purchase Price.  In addition to the credit provided in the First Amendment, Seller shall issue, at Closing, a credit to Buyer of $2,200 per day (beginning January 30, 2015) through the Closing date.

5.           Ratification.  Except as modified hereby, the Parties Agreements are hereby ratified and affirmed by Buyer and Seller and remains in full force and effect.

6.           Counterparts.  This Second Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument.

SIGNATURE PAGE TO

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment on the day and year written bel

SELLER:

LAZ/LA VI THE L.P., a Delaware limited partnership

By:	LAZ/LA VI THE GP, LLC, a Delaware limited liability company, its General Partner

By:	LAZ/LA VI, LLC, a Delaware limited liability company, its sole member

By:	LAZ Parking Realty Investors, LLC, a Connecticut	limited liability company, its manager

Date:	By:
Name: Larry J. Stubbs
Title: Authorized Signatory

PURCHASER:

MVP FORT WORTH TAYLOR, LLC.
a Nevada limited liability company

By:  MVP Realty Advisors, LLC
A Nevada limited liability company, its Manager

By:
Name: Michael Shustek
Title:  Manager
Date: